EXHIBIT 2.2
                   FIRST AMENDMENT TO PURCHASE AGREEMENT



     This First Amendment to Purchase Agreement (the "First Amendment") is made as of November 14, 1996 by and between TALLEY REALTY HOLDING COMPANY, INCORPORATED, a Delaware corporation ("TRHCI"); and LME CAPITAL CORPORATION, a Delaware corporation ("LMECC") (with TRHCI and LMECC being referred to collectively in this First Amendment as "Seller") and PIVOTAL GROUP, INC., an Arizona corporation ("Buyer").


                                 RECITALS

     A. Buyer and Seller entered into a Purchase Agreement, dated October 22, 1996 with respect to certain assets of Seller located in the States of Texas, California, and Arizona (the "Original Purchase Agreement"). Capitalized terms used in this Agreement and not defined in this Agreement shall have the meanings given to such terms in the Original Purchase Agreement. The Original Purchase Agreement, as amended by this First Amendment, is referred to in this First Amendment as the "Purchase Agreement".

     B. On November 12, 1996, Buyer sent a Deletion Notice to Seller proposing deletion of the Las Montanas Property (as defined on Exhibit A to the Original Purchase Agreement) and the California Hills/McGinty Ranch Property (as defined on Exhibit A to the Original Purchase Agreement) (the "California Deletion Notice").

     C. Buyer and Seller have reached an agreement that the California Hills/McGinty Ranch Property will not be deleted from the Property and have also agreed to certain other matters with respect to the Property remaining subject to the Purchase Agreement, including certain amendments to the Original Purchase Agreement.

     D. Buyer and Seller wish to document their understandings and agreements in this First Amendment.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

     1.   Recision of California Deletion Notice.  The California
Deletion Notice is rescinded and is of no further force and effect.

     2. Elimination of Las Montanas Property and Release of LMECC; Sales Price Adjustment.

          (a) The parties agree that the Las Montanas Property is deleted from the Property, with any other Property relating to the


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     Las Montanas Property (the "Las Montanas Related Property") also being deleted from the Property pursuant to Section 5.2(c) of the Original Purchase Agreement.

          (b) LMECC is hereby released as a Seller and shall have no further obligation or liability pursuant to the Purchase Agreement. All of the provisions of the Original Purchase Agreement, as they relate to LMECC, the Las Montanas Property, or the Las Montanas Related Property, are of no further force or effect.

          (c) In consideration of the deletion of the Las Montanas Property from the transaction, the Sales Price is reduced to $17,500,000, and Section 2.1 of the Original Purchase Agreement is amended accordingly.

          (d) Exhibit D to the Original Purchase Agreement, the Sales Price Allocation, is replaced in its entirety by Exhibit A to this First Amendment.

          (e) Section 5.2(b) of the Original Purchase Agreement is amended in its entirety to read as follows:

               "(b) Seller's Right to Cancel.

                         (i)  If the aggregate total of the Sales
                    Price allocated to Separate Parcels that will otherwise be deleted under Section 4.5 and Section 8.2(b)(iii) exceeds the Threshold Amount, then, Seller may elect, by written notice to Buyer within 3 business days after any proposed deletion under Sections 4.5 or 8.2 occurring after the California/Texas Parcel Deletion Deadline (if the aggregate of all proposed deletions under this Agreement then exceeds the Threshold Amount), to cancel this Agreement as to all of the Property. Upon such a cancellation, Buyer shall be entitled to a return of the earnest money deposit made pursuant to Section 2.1(a).

                         (ii)      As used in this Agreement, the
                    "Threshold Amount" is $1,000,000."

     3. Acknowledgment of Satisfaction. Subject only to compliance by Seller with the provisions of Paragraph 4 of this First Amendment and to the provisions of Section 4.5 of the Original Purchase Agreement, Buyer acknowledges full and complete satisfaction of all of the contingencies in Section 5.2 of the Original Purchase Agreement, including without limitation, all environmental, title, and survey matters relating to the Property.




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     4.   Certain Obligations of Seller.  Seller agrees that Seller has and will perform the obligations specified on Exhibit B to this First
Amendment.

     5. Title Company. Notwithstanding the provisions of Sections 4.1(c)(ii) and 6.5 of the Original Purchase Agreement, the preliminary title reports and title policies for properties in California will be issued by Chicago Title Company and not Lawyers Title Insurance Company.

     6. License Agreement. Buyer acknowledges that Seller has entered into a license agreement with respect to Parcel 811 in Texas. Buyer has been provided a copy of the license agreement and agrees that said license agreement is a "Contract", the same as if it were listed on Exhibit F.

     7. Ratification. As modified and supplemented by this First Amendment, the Purchase Agreement is ratified and confirmed and shall continue in full force and effect.

     8. Counterpart Execution. This First Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute the original. Telecopy signatures shall be adequate to indicate original signatures provided the originals are provided to the parties as soon as possible following execution.

                         SELLER:

                         TALLEY REALTY HOLDING COMPANY,
                         INCORPORATED, a Delaware corporation

                         By   Charles J. Freericks, Jr.
                              -----------------------------------
                              Charles J. Freericks, Jr.
                              President


                         LME CAPITAL CORPORATION,
                         a Delaware corporation

                         By   Charles J. Freericks, Jr.
                              -----------------------------------
                              Charles J. Freericks, Jr.
                              President

                         BUYER:

                         PIVOTAL GROUP, INC.,
                         an Arizona corporation

                         By   Jahm Najafi
                              -----------------------------------
                              Jahm Najafi
                         Its  Vice President






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